Amended Appendix A to the

Second Amended and Restated Master Trust Agreement

Sub-Trusts in Operation Prior to December 1, 2015	Sub-Trusts in Operation After December 1, 2015

Core Fixed Income Fund Emerging Markets Equity Fund High Yield Fund	Inflation-Linked Fixed Income Fund Ultra-Short Term Fixed Income Fund

International Equity Fund International Fixed Income Fund	Sub-Trusts in Operation After December 1, 2017

Large Cap Equity Fund Municipal Bond Fund Small Mid-Cap Equity Fund	Alternative Strategies Fund

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals in the City of New York, State of New York, for themselves and their assigns, as of this 19th day of December, 2017.

Name	Title	Date

/s/ Adela Cepeda Adela Cepeda	Trustee	December 19, 2017

/s/ Eric T. McKissack Eric T. McKissack	Trustee	December 19, 2017

/s/ W. Thomas Matthews W. Thomas Matthews	Trustee	December 19, 2017

/s/ John J. Murphy John J. Murphy	Trustee	December 19, 2017

/s/ Mark J. Reed Mark J. Reed	Trustee	December 19, 2017

/s/ Paul Ricciardelli Paul Ricciardelli	Trustee	December 19, 2017